FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Dorfman                     Scott                          D.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     1828 Meca Way
__________________________________________________________________________
                                (Street)

     Norcross                    Georgia                       30093
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

         May 6, 1998
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Innotrac Corporation (INOC)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    ( X) DIRECTOR
    ( X) 10% OWNER
    ( X) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)

    President and Chief Executive Officer
___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

           5/20/98
___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________


   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |
   | Common Stock       |  5,968,630    |       D      |  Not Applicable
   | Common Stock       |        416    |       I      |  By Spouse
   | Common Stock       |     64,287    |       I      |  <F1>
   | Common Stock       |     83,334    |       I      |  <F2>
   |                    |               |              |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

(A)
___________________________________________________________________________
1.  Title of Derivative Security (Instr. 4)

    Call Option (Obligation to Sell)
____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    12/31/96 - 12/31/00
____________________________________________________________________________
3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Common Stock - 16,250
____________________________________________________________________________
4.  Conversion or Exercise Price of Derivative Security

    $0.616
____________________________________________________________________________
5.  Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

____________________________________________________________________________
6.  Nature of Indirect Beneficial Ownership (Instr. 5)


___________________________________________________________________________

(B)
1.  Title of Derivative Security (Instr. 4)

    Call Option (Obligation to Sell)
____________________________________________________________________________
2.  Date Exercisable and Expiration Date (Month/Day/Year)

    04/01/97 - 04/01/01
____________________________________________________________________________
3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Common Stock - 16,250
____________________________________________________________________________
4.  Conversion or Exercise Price of Derivative Security

    $0.616
____________________________________________________________________________
5.  Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

____________________________________________________________________________
6.  Nature of Indirect Beneficial Ownership (Instr. 5)


============================================================================

 EXPLANATION OF RESPONSES:

[FN]
<F1>  By Spouse as custodian of children
<F2>  By Brother as trustee for the benefit of children

   /s/ Scott D. Dorfman                              7/09/98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.